Blair B. Hysni
T 313.965.8668
F 313.309.6878
Email:bhysni@clarkhill.com
February 9, 2011
Bell Broadcasting Company
c/o Radio One, Inc.
5900 Princess Garden Parkway, 7th Floor
Lanham, Maryland 20706
     Re: Registration Statement on Form S-4
Ladies and Gentlemen:
     We are issuing this opinion letter in our capacity as special counsel to Bell Broadcasting Company, a Michigan corporation (the “Guarantor”), in connection with Guarantor’s proposed guarantee, along with the other guarantors under the Indenture (defined below), of (i) $286,794,302 in aggregate principal amount of 12.5%/15.0% Senior Subordinated Notes due 2016 (the “Exchange Notes”), and (ii) $40,241,304 of additional Senior Subordinated Notes due 2016 issued in respect of interest on the Exchange Notes (the “PIK Notes” and, together with the Exchange Notes, the “Notes”). The Exchange Notes are to be issued by Radio One, Inc., a Delaware corporation (the “Issuer”), in connection with an offering made pursuant to a Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on February 9, 2011, under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed in accordance with a Registration Rights Agreement entered into by the Issuer, the guarantors party thereto, including Guarantor, and certain initial purchasers on November 24, 2010, and the Exchange Notes are being offered in exchange for $286,794,302 12.5%/15.0% Senior Subordinated Notes due 2016 issued by the Issuer on November 24, 2010 through a private placement exempt from the registration requirements of the Securities Act, all of which are eligible to be exchanged for the Exchange Notes. The obligations of the Issuer under the Notes will be guaranteed by Guarantor (the “Guarantee”), jointly and severally with other guarantors. The Notes are to be issued pursuant to the Indenture dated as of November 24, 2010 (the “Indenture”), among the Issuer, the guarantors party thereto

Bell Broadcasting Company
February 9, 2011

and Wilmington Trust Company, as trustee (the “Trustee”). The Guarantee is to be issued pursuant to the Indenture.
     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Transaction Documents and Organizational Documents described below, to which we have limited the scope of our inquiry and review:
     Transaction Documents
     The “Transaction Documents” consist of the following documents:
1.	The Registration Statement and the exhibits thereto;

2.	The Indenture and the exhibits thereto;

3.	The Notes; and

4.	The Notations of Guarantee attached to the Notes.
     Organizational Documents
     The “Organizational Documents” consist of the following documents:
1.	The Articles of Incorporation of Guarantor, as amended (the “Articles of Incorporation”), certified as a true copy by the Michigan Department of Energy, Labor & Economic Growth (the “Michigan Department”) on January 28, 2011;

2.	Certificate of Good Standing for Guarantor issued by the Michigan Department on January 28, 2011 (the “Michigan Certificate”); and

3.	Certificate of Fact of Guarantor dated the date of this letter, in the form attached as Exhibit A, together with Guarantor’s Restated Bylaws, amended as of May 11, 1993 (the “Bylaws”), and the Consent in Lieu of Special Meeting of the Board of Directors dated November 23, 2010, executed by Guarantor’s Board of Directors.
     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than

Bell Broadcasting Company
February 9, 2011

Guarantor. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of the officers and other representatives of Guarantor, public officials and others.
     We have also assumed that:
     (i) the Registration Statement will be effective at the time the Notes are offered as contemplated by the Registration Statement;
     (ii) any applicable prospectus supplement will have been prepared and filed with the Commission describing the Notes offered thereby to the extent necessary;
     (iii) all Notes will be offered and sold in the manner stated in the Registration Statement or any applicable prospectus supplement; and
     (iv) the Issuer will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other federal regulatory agencies necessary for the Notes to be offered and sold in the manner stated in the Registration Statement or any applicable prospectus supplement.
     Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:
1.	Guarantor is a corporation duly incorporated, validly existing and, based solely on the Michigan Certificate, in good standing under the laws of the State of Michigan.

2.	The Indenture has been duly authorized, executed and delivered by Guarantor and constitutes the valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

3.	When the Notes have been duly executed and authenticated in accordance with the Indenture, and duly delivered to the holders thereof, the Guarantee will be a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

4.	The execution and delivery of the Indenture by Guarantor and the performance by Guarantor of its obligations thereunder (including with respect to the Guarantee) do not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of (i) the Articles of Incorporation or Bylaws, or (ii) any law, rule or regulation of governmental authorities (other than those of counties, towns, municipalities and special political subdivisions) of the State of Michigan which we, in the exercise of customary professional diligence,

Bell Broadcasting Company
February 9, 2011

would reasonably recognize as being applicable to Guarantor and the transactions contemplated by the Indenture (such laws, rule and regulations are referred to in this opinion as “Applicable Laws”).

5.	No consent, waiver, approval, authorization or order of any court or governmental authority of the State of Michigan is required pursuant to any Applicable Law in connection with Guarantor’s issuance of the Guarantee.
     Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of: (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally; (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (iii) public policy considerations which may limit the rights of parties to obtain certain remedies; (iv) any laws except the laws of the State of Michigan and the Michigan case law decided thereunder; and (v) the “Blue Sky” laws and regulations of Michigan.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Michigan be changed by legislative action, judicial decision or otherwise.
     This opinion is furnished to you in connection with the filing of the Registration Statement and will be incorporated by reference in the Registration Statement. This opinion may not be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

Bell Broadcasting Company
February 9, 2011

     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement with respect to the laws of the State of Michigan. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Sincerely,
/s/ CLARK HILL PLC
CLARK HILL PLC